Exhibit 99.1

Emmaus Life Sciences Reports Q1 2023 Financial Results and Provides Business Update

Torrance CA, May 15, 2023 - Emmaus Life Sciences, Inc. (OTCQX: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the three months ended March 31, 2023.

Recent Highlights

“We enjoyed a fifth straight increase in quarterly net revenues and increased net revenues of 109% year-over-year on the strength of increased sales in the U.S. and the Middle East North Africa region. As a result, we were able to substantially reduce loss from operations and realized income from operations excluding share-based compensation. We hope to build on this momentum and achieve income from operations in the coming quarters, as well as obtaining potential marketing approval of Endari in the Kingdom of Saudi Arabia,” remarked Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer of Emmaus.

Financial and Operating Results

Net Revenues. Net revenues for the three months ended March 31, 2023 were $6.8 million, compared to $3.2 million for same period in 2022. The increase was primarily attributable to increased sales both in the U.S. and the Middle East North Africa (MENA) region. Net revenues in Q1 2023 were positively affected by sales of Endari in the MENA region, including Kuwait, where Endari was approved for marketing in late 2022, as well as increased U.S. sales as inventory overstocking by distributors was resolved.

Operating Expenses. Total operating expenses for the three months ended March 31, 2023 were $7.5 million, compared with $5.3 million for the same period in 2022. Of the increased expenses in Q1 2023, $1.2 million was attributable to an increase in share-based compensation and $0.9 million to an increase in selling expenses.

Loss From Operations. Loss from operations for the three months ended March 31, 2023 was $1.2 million, compared to $3.1 million in the same period in 2022. The decreased operating loss resulted from a $4.1 million increase in gross profit, partially offset by a $2.2 million increase in operating expenses in 2023 compared to the same period in 2022.

Other Income (Expense). Other expenses increased by $3.7 million to $2.3 million for the three months ended March 31, 2023, compared to other income of $1.4 million in the same period in 2022. Other expense in Q1 2023 included a decrease of $3.0 million in change in fair value of embedded conversion option of convertible promissory notes and an $0.8 million increase in interest expense compared to Q1 2022.

Net Loss. For the quarter, the company realized a net loss of $3.5 million, or $0.07 per share based on approximately 50.7 million weighted average basic and diluted common shares. This compares to net loss of $1.5 million, or $0.03 per share based on approximately 49.3 million weighted average basic and diluted common shares for the first quarter of 2022. The increase in net loss was primarily attributable to the increase of $3.7 million in other expense discussed above.

Liquidity and Capital Resources. On March 31, 2023, the company had cash and cash equivalents of $1.8 million, compared with $2.0 million on December 31, 2022. Cash and cash equivalents on March 31 included the net proceeds of $0.2 million from related party loans. Based on the company’s cash and cash equivalents, anticipated future revenues, current liabilities and expected operating expenses, the company’s working capital is insufficient to meet its current liabilities and anticipated future working capital requirements without obtaining additional loans from related parties or debt or equity financing from third parties or curtailing certain operations or activities.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar and the United Arab Emirates and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older. Endari® has received Orphan Drug designation from the FDA, which designation affords marketing exclusivity for Endari® in the U.S. for a seven-year period expiring in July 2024.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.co/PI.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the prospects for a continued increase in sales in the MENA region and possible restructuring or refinancing of outstanding indebtedness or possible related-party loans or other equity financings. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including factors disclosed in the company’s Annual Report on Form 10-K for 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the Securities and Exchange Commission on March 31, 2023 and May __, 2023, respectively, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Willis Lee

Chief Operating Officer

(310) 214-0065, Ext. 1130

wlee@emmauslifesciences.com

(Financial Tables Follow)

Emmaus Life Sciences, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income Loss

(In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended March 31
	2023	2022
Revenues, Net	$6,753	$3,234
Cost of Goods Sold	429	1,007
Gross Profit	6,324	2,227
Operating Expenses	7,489	5,295
Loss from Operations	(1,165)	(3,068)
Total Other Income (Expense)	(2,313)	1,423
Net Loss	(3,527)	(1,542)
Comprehensive Loss	(3,885)	(854)
Net Loss Per Share	$(0.07)	$(0.03)
Weighted Average Common Shares Outstanding	50,709,627	49,311,864

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of
	March 31, 2023	December 31, 2022
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,774	$2,021
Accounts receivable, net	2,204	375
Inventories, net	2,216	2,379
Prepaid expenses and other current assets	1,224	1,514
Total Current Assets	7,418	6,289
Property and equipment, net	72	75
Equity method investment	19,106	18,828
Right of use assets	2,646	2,799
Investment in convertible bond	19,427	19,971
Other Assets	277	263
Total Assets	$48,946	$48,225

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$14,423	$13,549
Conversion feature derivative, notes payable	3,159	3,248
Notes payable, current portion	8,325	6,814
Convertible notes payable, net of discount	14,687	14,655
Other current liabilities	17,261	16,057
Total Current Liabilities	57,855	54,323
Notes payable, less current portion	0	380
Convertible notes payable to related party	1,000	0
Other long-term liabilities	26,044	27,613
Total Liabilities	84,899	82,316
Stockholders’ Deficit	(35,953)	(34,091)
Total Liabilities & Stockholders’ Deficit	$48,946	$48,225

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